Exhibit 21.1

Subsidiaries of

Lionsgate Studios Corp.

Name	Jurisdiction of Incorporation
3 Arts Entertainment, LLC	Delaware
Artisan Entertainment Inc.	Delaware
Artisan Home Entertainment Inc.	Delaware
Blackfin, Inc.	New York
Deluxe Pictures LLC (d/b/a The Mark Gordon Company)	California
Entertainment Capital Holdings International S.à r.l.	Luxembourg
Entertainment One Canada Television Holdings ULC	British Columbia
Entertainment One Holdings USA, Inc.	Delaware
Entertainment One Reality Productions LLC	California
Entertainment One Television Copyrights Ltd.	Ontario
Entertainment One Television Productions Ltd.	Ontario
Entertainment One Television International Ltd.	Ontario
Entertainment One Film USA LLC	Delaware
Entertainment One Television USA LLC	California
Foxburg Financing, LLC	California
Foxburg Financing 2, LLC	California
Foxburg Financing 3, LLC	California
Foxburg Financing 4, LLC	California
Foxburg Financing 5, LLC	California
Foxburg Financing 6, LLC	California
eOne Features LLC	California
eOne Features (Development) LLC	California
Film Holdings Co.	Delaware
For Our Kids Entertainment, LLC	Delaware
IPF Library Holdings LLC	Delaware
LG Rights Holdings, LLC	Delaware
LGAC 1, LLC	Delaware
LGAC 3, LLC	Delaware
LGAC International LLC	Delaware
Lions Gate Capital Holdings, LLC	Delaware
Lions Gate Entertainment Inc.	Delaware
Lions Gate Films Inc.	Delaware
Lions Gate International (UK) Limited	United Kingdom
Lions Gate International Media Limited	United Kingdom
Lions Gate International Motion Pictures S.à r.l.	Luxembourg
Lions Gate International Slate Investment S.à r.l.	Luxembourg
Lions Gate Media Canada GP Inc.	British Columbia
Lions Gate Media Canada Limited Partnership	British Columbia
Lions Gate Television Inc.	Delaware
Lions Gate UK Limited	United Kingdom
Momentum Pictures USA, Inc.	Delaware

Pilgrim Media Group, LLC	California
Renegade 83, LLC	California
Renegade Entertainment, LLC	Delaware
Sierra Affinity LLC	Delaware
Summit Distribution, LLC	Delaware
Summit Entertainment, LLC	Delaware